EXHIBIT 10.8

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is made as of this 31st day of December, 2008, by and between BE Aerospace, Inc., a Delaware corporation (the "Company") and Michael B. Baughan ("Executive").

RECITALS

WHEREAS, Executive and the Company are parties to an amended and restated employment agreement, dated as of April 27, 2007 (the "Employment Agreement"), pursuant to which Executive serves as the Company's President and Chief Operating Officer;

WHEREAS, Executive, having provided services to the Company since May 28, 1999, agrees to continue to provide services for an additional period as provided herein and the Company wishes to procure such services; and

WHEREAS, Executive and the Company wish to amend and restate the Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1. Reference to Prior Employment Agreement.  The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2. Employment.  Unless otherwise terminated pursuant to the provisions of Section 5 hereof, Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending three (3) years from any date as of which the term is being determined (the "Employment Term").  The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the "Expiration Date."

3. Position and Duties.  Executive shall serve the Company in the capacity of President and Chief Operating Officer, or in such other positions as the Chief Executive Officer of the Company, his designee or the Board of Directors of the Company (the "Board") may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as the Chief Executive Officer of the Company, his designee or the Board shall determine in its sole discretion.  Executive shall report directly to the Chief Executive Officer of the Company.  Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities.  Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.  Consistent with the Company's practices, Executive's performance will be reviewed by the Chief Executive Officer on at least an annual basis.

EXECUTION COPY

4. Compensation.

(a) Salary.  During the Employment Term, Executive shall receive a salary (the "Salary") payable at the rate of five hundred thirty four thousand five hundred and eight dollars ($534,508) per annum.  Such rate shall be subject to adjustment from time to time by the Compensation Committee of the Board (the "Compensation Committee"); provided, however, that it shall at no time be adjusted below the Salary for the preceding year.  On July 1st of each year during the Employment Term, the Salary shall be increased by an amount not less than the amount determined by applying to the Salary then in effect the percentage increase in the U.S. Bureau of Labor Statistics Consumer Price Index Revised – Urban Wage Earners and Clerical Workers – National – All Items (1982-84=100) (the "Index") for the twelve (12) month period (July through June) immediately preceding such July 1st.  If the Index is no longer issued, the Compensation Committee and Executive shall agree upon a substitute adjustment index issued by such agency that most reasonably reflects the criteria utilized in the most recent issue of the Index.  Except as otherwise provided in this Agreement, the Salary shall be payable biweekly or in accordance with the Company's current payroll practices, less all required deductions.

(b) Incentive Bonus.  During the Employment Term, Executive will be eligible to receive an incentive bonus (the "Bonus") of up to 120% of the Salary for each fiscal year or portion thereof during which Executive has been employed hereunder as determined by the Compensation Committee at the end of the applicable fiscal year in its sole discretion.  The Bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in respect of which Executive earned the Bonus.

(c) Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him during the Employment Term on behalf of the Company in accordance with the Company's policies in effect from time to time.

(d) Benefits.  During the Employment Term, Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and other employee benefit plans, programs and arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  In accordance with the Company policies as in effect from time to time, Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.  In addition, upon Executive's Separation from Service (as defined in Section 15(c)) due to his death, Incapacity (as defined in Section 5(c)) or contemporaneously with a Change of Control (as defined in Section 5(f)), Executive and his spouse and eligible dependents shall be entitled, on similar terms and conditions as active executives, from the Termination Date until the second (2nd) anniversary of the Termination Date to participate in all medical, dental and health benefit plans available to the Company's executive officers from time to time.    To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended and the rules, regulations and guidance promulgated thereunder (the "Code"), the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company's practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

EXECUTION COPY

(e) Automobile.  During the Employment Term, Executive shall be furnished with an automobile allowance (an "Automobile Allowance") of one thousand one hundred dollars ($1,100) per month, payable in accordance with Company policy; but in no event later than March 15th of the year following the year in which the Automobile Allowance will accrue.

(f) Equity Awards.  During the employment term, Executive shall be eligible to participate in the Company's equity award program with the timing and amount of equity awards determined by the Compensation Committee in its sole discretion.  Notwithstanding any provision in the applicable award documents, Executive's equity awards will immediately become fully vested and unrestricted and settle within thirty (30) days following (i) the Termination Date (as defined in Section 5(a)) in the event of Executive's Separation from Service by the Company without Cause or due to Executive's death or Incapacity or (ii) a Change of Control (as defined in Section 5(f)).

5. Termination and Compensation Thereon.

(a) Termination.  Subject to the terms and conditions of this Agreement, Executive's employment pursuant to this Agreement may be terminated either by Executive or the Company at any time and for any reason.  The term "Termination Date" shall mean if Executive's employment is terminated (i) by his death, the date of his death or (ii) for any other reason, the date on which Executive incurs a Separation from Service (as defined in Section 15(c) below).

(b) Death.

(i) Executive's employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the Termination Date, pay to such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump-sum amount equal to (A) the Salary (at the rate in effect as of the Termination Date) that would have been due to Executive had this Agreement been in effect and he remained employed from the Termination Date until the Expiration Date, (B) any accrued and unpaid Salary and benefits through the Termination Date, and (C) any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to his date of death;

(ii) Upon Executive's death at any time during or after the Employment Term, the Company shall, within thirty (30) days following the date of death, also pay to such person as Executive shall have designated in a notice filed with the Company, or if no such person shall have been designated, to his estate, a lump-sum death benefit in the amount of $1.5 million in accordance with the Death Benefit Agreement attached as Exhibit A hereto;

EXECUTION COPY

(iii) Following Executive's death, his spouse and eligible dependents shall be entitled to continuation of medical, dental and health benefits for two (2) years pursuant to Section 4(d) hereof;

(iv) Upon Executive's death, the Retirement Compensation shall vest in full and the Company shall, within thirty (30) days following the Termination Date, pay to such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump-sum amount equal to the entire remaining unpaid balance of the Retirement Compensation accrued through Termination Date; and

(v) Upon Executive's death, any stock options or restricted stock awards  ("Equity Awards") granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(c) Incapacity.  If, in the reasonable judgment of the Compensation Committee, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his full-time duties as described hereunder for the entire period of twenty-nine (29) consecutive months ("Incapacity"), Executive's employment shall terminate at the end of the twenty-nine (29)-month period.  Any dispute between the Board and Executive with respect to Executive's Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Board and Executive, whose decision shall be binding on all parties.  In addition, in the event of a termination for Incapacity:

(i) the Company shall pay to Executive within thirty (30) days following the Termination Date a lump-sum amount equal to (A) any accrued and unpaid Salary and benefits through the Termination Date and (B) any bonuses declared to be payable to Executive for any fiscal periods ending prior to the Termination Date;

(ii) the Company shall pay to Executive within thirty (30) days following the Termination Date a lump-sum amount equal to the Salary and Automobile Allowance (at the rates in effect as of the Termination Date) that he would have received had he remained employed during the period from the Termination Date through the Expiration Date;

(iii) the Retirement Compensation shall vest in full and the Company shall pay to Executive a lump-sum amount equal to the entire remaining unpaid balance of the Retirement Compensation accrued through such Termination Date;

EXECUTION COPY

(iv) the Company shall provide Executive and his spouse and eligible dependents with continuation of medical, dental and health benefits for two (2) years pursuant to Section 4(d)hereof; and

(v) upon a termination due to Incapacity, any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such  Equity Awards shall continue to be exercisable until their original stated expiration date.

Any dispute between the Compensation Committee and Executive with respect to Executive's Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and Executive or his personal representative, whose decision shall be binding on all parties.

(d) Termination by the Company for Cause; Resignation by Executive.  If Executive's employment is terminated by the Company for Cause or Executive resigns his employment for any reason, the Company shall have no further obligations to Executive hereunder after the Termination Date, except for payment of any accrued and unpaid Salary and benefits accrued through the Termination Date.  If Executive's employment is (i) terminated for Cause at any time or (ii) Executive resigns his employment for any reason prior to the Vesting Date (as defined in Section 5(h)(ii)), Executive shall immediately forfeit all rights to the Retirement Compensation provide for in Section 5(h).  For purposes of this Agreement, "Cause" shall mean (i) Executive's material failure, refusal or neglect to perform and discharge his duties and responsibilities hereunder (including duties prescribed by the Board pursuant to Section 3), other material breach of the terms hereof, or breach of any fiduciary duties he may have because of any position he holds with the Company or any subsidiary or affiliate thereof or (ii) a felony conviction or a conviction for any crime involving Executive's personal dishonesty or moral turpitude.

(e) Termination Without Cause.  The Company may terminate Executive's employment hereunder at any time without Cause.  In such event:

(i) the Company shall pay to Executive, a lump-sum amount equal (A) to any accrued and unpaid Salary and benefits through the Termination Date and (B) any bonuses declared to be payable to Executive for any fiscal periods ending prior to the Termination Date within thirty (30) days following the Termination Date;

(ii) the Company shall pay to Executive a lump-sum amount equal to the  Salary (at the rate in effect as of the Termination Date) that he would have received had he remained employed during the period from the Termination Date through the Expiration Date;

EXECUTION COPY

(iii) the Retirement Compensation shall vest in full and the Company shall pay to Executive a lump-sum amount equal to the entire remaining unpaid balance of the Retirement Compensation accrued through such Termination Date;

(iv) the Company shall provide Executive and his spouse and eligible dependents with continuation of medical, dental and health benefits for two (2) years pursuant to Section 4(d) hereof; and

(v) Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest, settle and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(f) Change of Control.

(i) Upon a "Change of Control", the Retirement Compensation shall vest in full.  In addition, if contemporaneously with a Change of Control, Executive's employment is terminated without Cause, within thirty (30) days after the Termination Date, the Company or its successor in interest shall (A) pay to Executive, a lump-sum amount equal to (x) any accrued and unpaid Salary and benefits through the Termination Date and (y) any bonuses declared to be payable to Executive for any fiscal periods ending prior to the Termination Date;  (B) pay to Executive a lump-sum amount equal to three (3) times the  Salary (at the rate in effect as of the Termination Date) which lump-sum amount shall not be pro-rated; (C) provide Executive and his spouse and eligible dependents with continuation of medical, dental and health benefits for two (2) years pursuant to Section 4(d) hereof; (D) pay to Executive a lump-sum amount equal to the entire remaining unpaid balance of the Retirement Compensation accrued through such Termination Date; and (E) provide that any Equity Awards granted to Executive that would not vest on or prior to the Change of Control Date shall vest, settle and, if applicable, be exercisable upon the earlier of (x) the Change of Control Date and (y) the execution of an agreement, if any, that would constitute a Change of Control (regardless of whether such agreement is consummated), and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(ii) For purposes of this Agreement, a "Change of Control" shall mean a "change in control event" within the meaning of the default rules under Section 409A.   For purposes of this Agreement, a termination will be deemed to be made "contemporaneously" with a Change of Control if (A) it is made pursuant to at least one hundred and twenty (120) days prior written notice from the Company to Executive, and (B) it is effective as of the Change of Control Date.

EXECUTION COPY

(iii) The obligations of the Company pursuant to this Section 5(f) shall survive any termination of this Agreement or Executive's employment or any resignation of such employment by Executive pursuant to this Section 5(f).

(iv) If, at any time during the Employment Term the Board determines that a Change of Control is likely to occur, the Company hereby agrees to establish a grantor trust pursuant to Rev. Proc. 92-64, promulgated under subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, as modified by Notice 2000-56.  The grantor trust shall serve as a vehicle for accumulating assets to secure its potential obligations to Executive in the event of a Change of Control.  Notwithstanding the establishment of a trust, the Company's obligation upon a Change of Control may be paid from the general assets of the Company or from assets of the trust.  Any trust so established and any assets held therein will be subject to the claims of the Company's creditors in the event of insolvency or bankruptcy.

(g) Certain Additional Payments by the Company.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) including, without limitation any additional payments required under this Section 5(g) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to Executive (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rates of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local income taxes.  The Gross-Up Payment shall be paid to Executive no later than the end of the taxable year next following the taxable year in which Executive remits the taxes related to the Gross-Up Payment.

EXECUTION COPY

(ii) Subject to the provisions of paragraph (iii) of this Section 5(g) all determinations required to be made under this Section 5(g), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5(g), shall be paid by the Company to Executive promptly following the receipt of the Accounting Firm’s determination but in no event later than the end of the taxable year next following the taxable year in which the Accounting Firm’s determination is received.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 5(g) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but in no event later than the end of the taxable year next following the taxable year in which Executive remits the taxes.  The previous sentence shall apply mutatis mutandis to any overpayment of the Gross-Up Payment.

(iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

EXECUTION COPY

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C) cooperate with the Company in good faith in order effectively to contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 5(g)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(g)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 5(g)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(g)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

EXECUTION COPY

(h) Retirement Compensation

(i) Subject to vesting pursuant to Section 5(h)(ii), if Executive's employment is terminated for any reason other than Cause, the Company shall pay to Executive a lump-sum amount equal to the amount by which (A) the product of (x) one-half (1/2) multiplied by Executive's average annual salary for the three (3)-year period preceding the Termination Date times (y) the number of years (including any partial year) since April 27, 2007 (the "Retirement Compensation") exceeds (B) the sum of any amounts previously distributed to Executive pursuant to Sections 5(h)(iii) and (iv).  The lump-sum amount to be paid shall not be present-valued or otherwise reduced by use of any other discount or discounting method.

(ii) The Retirement Compensation will vest in full on April 26, 2012 (the "Vesting Date") provided that Executive remains continuously employed through the Vesting Date.  In addition the Retirement Compensation will vest in full upon (i) Executive's termination of employment due to (A) death, (B) Incapacity or (C) by the Company without Cause and (ii) a Change of Control.  Except as otherwise provided herein, prior to vesting pursuant to this Section 5(h)(ii), Executive's rights to the Retirement Compensation shall be the mere contractual right of an unsecured creditor.  Prior to the Vesting Date the Company may elect to establish a grantor trust pursuant to Rev. Proc. 92-64, promulgated under subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, as modified by Notice 2000-56.  Any trust so established and any assets held therein will be subject to the claims of the Company's creditors.

(iii) Within ninety (90) business days following the Vesting Date, the Company shall establish a trust (the "Retirement Trust") for the remaining duration of the Employment Term, and, commencing on the Vesting Date and on a quarterly basis, thereafter (each a "Contribution Date") the Company shall contribute to the Retirement Trust for the benefit of Executive an amount equal to (A) the Retirement Compensation that would be payable to Executive under Section 5(h)(i) if the Contribution Date was his Termination Date minus (B) the total of all contributions made to the Retirement Trust by the Company as of such Contribution Date.  The Retirement Trust to which the Company shall make these contributions shall be irrevocable.  The Retirement Trust shall provide that Executive may withdraw from the Retirement Trust, within the thirty (30)-day period beginning on the date on which he receives notice from the Company that the Company has made a contribution pursuant to this Section 5(h)(iii), an amount up to but not to exceed the amount of that contribution.  If and to the extent that Executive fails to exercise this withdrawal right within the thirty (30)-day period, such withdrawal right shall lapse.  The Retirement Trust also shall contain such other provisions as the Company and Executive reasonably agree are necessary in order for the Retirement Trust to qualify as a grantor trust under Section 671 of the Code with Executive as the grantor.  The trust agreement for the Retirement Trust shall provide that any assets remaining in the Retirement Trust, after payment of all the retirement compensation payable pursuant to this Section 5(h)(iii), shall be payable to Executive, and that prior to payment of such retirement compensation, the assets of the Retirement Trust shall be exempt from the claims of the Company's creditors.

EXECUTION COPY

(iv) Executive shall be responsible for all applicable Federal, State and local income and employment taxes due with respect to each contribution made by the Company under Section 5(h)(iii).  As of the last day of each calendar quarter ending on or after the Vesting Date, during the Employment Term, the trustee of the Retirement Trust shall be required to distribute to Executive 25% of the amount of the Assumed Taxes that the Company reasonably estimates will be payable by Executive for the calendar year for which the distribution is being made and as a result of his beneficial interest in the Retirement Trust.  For this purpose, the term "Assumed Taxes" shall mean the federal, state and local income and employment taxes that would be payable by Executive for the year in question, assuming that the amount taxable would be subject to the highest federal and applicable state and local income and employment tax rates.

6. Amendments.  No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

7. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attention: Chief Executive Officer

with a copy to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attention:  General Counsel

EXECUTION COPY

If to Executive, to him at

Michael B. Baughan
343 Fairfax Drive
Winston-Salem, NC  27104

8. Unfunded Status.  This Agreement is intended to constitute an unfunded plan for incentive compensation.  Except with respect to the Retirement Compensation following the Vesting Date, nothing contained herein shall give Executive any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Compensation Committee of the Board may authorize the creation of trusts, acquisition of life insurance policies or other arrangements to meet the obligations created under this Agreement.

9. Entire Agreement.  This Agreement (including the Exhibits attached hereto) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that this Agreement shall not supersede the Proprietary Rights Agreement between Executive and the Company attached as Exhibit B which is incorporated herein by reference

10. Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

11. Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

12. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13. Withholding.  Without limiting the effect of Sections 5(g) and 15 hereof, all payment made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Legal Fees.  In the event of a dispute between the parties with respect to any payments due hereunder in connection with a Change of Control, the Company will pay the costs of any legal fees and related expenses incurred in connection with such dispute for a period of up to twenty (20) years.  Such costs and expenses shall be advanced to Executive currently as reasonably required to continue such action or proceeding.

15.  Section 409A.

(a) If any amounts that become due under Section 5 (other than Section 5(g)) of this Agreement constitute "nonqualified deferred compensation" within the meaning of Section 409A, payment of such amounts shall not commence until Executive incurs a "Separation from Service" (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.  For the avoidance of doubt, the parties agree and acknowledge that the Retirement Compensation is not "nonqualified deferred compensation" within the meaning of Section 409A.

EXECUTION COPY

(b) Notwithstanding any provision of this Agreement to the contrary, if Executive is a "Specified Employee" (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after Executive's Separation from Service for any reason other than death or (ii) Executive's date of death.  The provisions of this Section 15(b) shall only apply if required to comply with Section 409A.

(c) For purposes of this Agreement, "Separation from Service" shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A.  "Specified Employee" shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d) It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without Executive's consent, modify the Agreement to:  (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 15(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e) Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a "deferral of compensation" within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(f) The provisions of Section 5(g) of this Agreement, mutatis mutandis, shall apply to any imposition of taxes on Executive under Section 409A so that Executive shall be fully grossed up for the amount of, and shall not be adversely affected by, such taxes.

16. Enforceability; Waiver.  The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  Executive's or the Company's failure to insist upon strict compliance with any provision hereof or the failure to assert any right that Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

EXECUTION COPY

17. Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  This Agreement may be assigned by the Company.  Executive may not assign or delegate his duties under this Agreement without the Company's prior written approval.

18. Survival.  The entitlement of Executive and the obligations of the Company pursuant to Sections 5 and 15 hereof and the provisions of Sections 6 through 13 and 15 through 18 hereof shall each survive any termination or expiration of this Agreement, or any termination or resignation of Executive's employment, as the case may be.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Michael B. Baughan
Michael B. Baughan

BE AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President and Chief Financial Officer

Exhibit A

Death Benefit Agreement

Exhibit B

Proprietary Rights Agreement